EXHIBIT 5

December 20, 2013

Smith & Wesson Holding Corporation

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

Re:	Registration Statement on Form S-8

Smith & Wesson Holding Corporation

Ladies and Gentlemen:

As legal counsel to Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about December 20, 2013, relating to $10,000,000 of deferred compensation obligations that represent unsecured obligations of the Company to pay deferred compensation (the “Deferred Compensation Obligations”) in accordance with the terms of the Smith & Wesson Nonqualified Supplemental Deferred Compensation Plan (the “Plan”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Articles of Incorporation of the Company, as amended to date;

B. The Amended and Restated Bylaws of the Company, as amended to date;

C. Various resolutions of the Board of Directors of the Company adopting the Plan;

D. The Plan and Adoption Agreement to the Plan; and

E. The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through E above, it is our opinion that, when established by the Company in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by (a) bankruptcy, insolvency, or other laws of general applicability relating to the enforcement of creditors’ rights, or (b) general equitable principles.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000 | Fax 602.445.8100

Smith & Wesson Holding Corporation

December 20, 2013

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP